Exhibit 15.1

BDO	ZIV HAFT

Logo	Certified Public Accountants (Isr.)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (333-148460) on Form S-8 of Lumenis Ltd., of our report dated June 25, 2008 with respect to the consolidated balance sheets of Lumenis Ltd. and its subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, cash flows and changes in shareholders’ equity (capital deficiency) for each of the years in the three-year period ended December 31, 2007, which report appears in the annual report on Form 20-F of Lumenis Ltd. for the year ended December 31, 2007.

/s/ Ziv Haft —————————————— Ziv Haft Certified Public Accountants (Isr.) A BDO member firm

Tel Aviv, Israel
June 25, 2008